102 South Main Street

Greenville, SC 29601

864.421.1068

Date:	April 17, 2006

Release Time:	Immediate

THE SOUTH FINANCIAL GROUP REPORTS FIRST QUARTER 2006 EARNINGS

•	$0.37 GAAP and operating EPS
•	Pre-tax operating earnings, up $4.1 million from 4Q05
•	Net interest margin 3.31%, up 15 bps from 4Q05
•	Period-end loan growth 12.1% linked-quarter annualized
•	Cash operating noninterest expenses, down $6.0 million from 4Q05
•	Cash operating efficiency ratio, 316 bp improvement from 4Q05
•	Net loan charge-off ratio 0.29%, 9 bp improvement from 4Q05
•	Nonperforming asset ratio 0.46%, 1 bp improvement from 4Q05

GREENVILLE, SC – The South Financial Group, Inc. (Nasdaq/NM: TSFG) today reported first quarter 2006 net income of $27.8 million, or $0.37 per diluted share, compared with a net loss $16.4 million, or $(0.22) per diluted share, for the fourth quarter of 2005, and $22.4 million, or $0.31 per diluted share, for the first quarter of 2005. During the fourth quarter 2005, TSFG realized losses from the sale of investment securities and the early extinguishment of debt as part of its balance sheet repositioning.

Operating earnings for the first quarter of 2006 totaled $27.8 million, or $0.37 per diluted share, same as reported earnings. This compares with $26.8 million, or $0.36 per diluted share, for the fourth quarter of 2005 and $32.7 million, or $0.45 per diluted share, for the first quarter of 2005. A reconciliation of net income to operating earnings is provided in the financial highlights.

“I am encouraged by our first quarter results,” said Mack I. Whittle, Jr., Chairman, President and Chief Executive Officer of The South Financial Group. “Building on our 2005 actions to improve our balance sheet mix and risk profile as well as our incremental investments in people and processes, we increased pre-tax operating earnings over the prior quarter by $4.1 million, despite having two fewer calendar days and a lower average earning asset base. Our results were driven by incremental improvements in most key ratios and lower operating expenses. Importantly, our nonperforming asset and net loan charge-off ratios continued to improve, and provision expense exceeded net loan charge-offs by 1.46 times. However, we are not satisfied with our existing earnings per share run rate or our profitability and are working diligently to return to and exceed historical levels.”

Whittle continued, “The banking industry continues to operate in a difficult interest rate environment. To counter this challenge, our team will remain focused on controlling expenses, while at the same time maintaining our emphasis on building profitable revenue through our community banking model. In 2005, we made investments in several key fee income businesses and our deposit capabilities to improve profitability and maximize the potential of our customers and markets. We are optimistic about the long-term benefits of these investments and are beginning to see initial results.”

Revenue

Total revenue, defined as net interest income plus noninterest income, was $132.2 million in first quarter 2006, compared with $80.0 million in fourth quarter 2005. Fourth quarter 2005 total revenue includes a $52.7 million loss from the sale of investment securities related to actions designed to improve the balance sheet mix and a $2.1 million decline in fair value of interest rate swaps related to certain derivatives.

Excluding these and other non-operating items, first quarter 2006 total operating revenue (tax-equivalent net interest income plus operating noninterest income) decreased $2.9 million to $133.4 million from $136.3 million for the fourth quarter 2005. This decline resulted principally from two fewer calendar days in the first quarter of 2006 (an approximate $1.4 million negative impact on net interest income) and lower average investment securities. TSFG is striving to increase the percentage of its balance sheet and earnings that are related to customers. To that end, investment securities as a percentage of total assets declined to 21.2% on March 31, 2006 from 22.1% on December 31, 2005 and 32.9% on March 31, 2005.

First quarter 2006 tax-equivalent net interest income totaled $104.7 million, a decrease of $2.0 million from $106.7 million in fourth quarter 2005. As a result of its decision to reduce its investment securities portfolio, TSFG’s average earning assets declined in the first quarter of 2006 to $12.8 billion from $13.4 billion in the fourth quarter of 2005. These balance sheet actions resulted in an improved earning asset mix, net interest margin, and return on average assets. Even with a significantly lower average earning asset base, first quarter 2006 tax-equivalent net interest income, adjusted for the two fewer calendar days, approached fourth quarter 2005 levels.

TSFG’s operating noninterest income for first quarter 2006 totaled $28.6 million, down $1.0 million from $29.6 million for the fourth quarter 2005, principally from declines in NSF/returned check income, trading and certain derivative activities, and bank-owned life insurance. Importantly, each of TSFG’s fee-based businesses— merchant, mortgage, treasury services, and wealth management— posted strong double-digit linked-quarter annualized growth. In 2005, TSFG made incremental investments in the leadership, products, and sales of these fee-based lines of business. Throughout the fall of 2005 and into 2006, TSFG has been integrating its fee-based products into the daily sales of its commercial and retail bankers with encouraging results.

Balance Sheet Trends

TSFG continues to focus on improving its relative level and mix of customer assets and liabilities in an effort to create a more profitable and sustainable net interest margin and more predictable longer-term earnings. On the asset side of the balance sheet, TSFG continued to generate strong loan growth with competitive yields. This strong loan growth, coupled with TSFG’s decision not to reinvest its maturing investment securities, caused loans held for investment as a percentage of total assets to increase to 67.7% on March 31, 2006, up from 65.9% on December 31, 2005 and 57.1% on March 31, 2005. In first quarter 2006, TSFG’s period-end organic loan growth totaled 12.1% linked-quarter annualized, driven primarily by commercial loans.

On the funding side of the balance sheet, TSFG has been implementing a number of actions since the summer of 2005 to create stronger deposit capabilities. Two senior executives have been hired to enhance the existing retail banking and treasury services initiatives. To date, expectations have been changed, products have been reviewed, and new sales processes and retail incentive plans are being implemented. Over time, these actions are expected to lead to a better funding mix and lower funding cost.

In first quarter 2006, TSFG heightened its focus on lower-cost core deposits. Specifically, retail bankers began the practice of targeting a higher number of new transaction accounts per week, and commercial relationship managers are focusing their efforts on obtaining the lead deposit account from larger transaction-oriented businesses. These efforts led to a modestly favorable shift in mix to lower-cost deposits as TSFG increased its three lowest-cost deposits categories— noninterest-bearing deposits, interest-bearing checking, and savings— with period-end linked-quarter annualized growth rates of 6.5%, 2.7%, and 9.4%, respectively.

Equally important to this process, TSFG elected not to aggressively price certificates of deposit as competition has done during the industry’s recent focus on deposits. This decision was made in order to reduce the number of single-product, rate sensitive customers. This disciplined approach caused total period-end customer deposits (total deposits minus brokered CDs) to decline 6.1% linked-quarter annualized for first quarter 2006, largely due to a linked-quarter annualized decline in time deposits (including certificates of deposit) of 18.9%.

Net Interest Margin

The net interest margin (tax-equivalent) for first quarter 2006 totaled 3.31%, an improvement of 15 basis points from 3.16% for fourth quarter 2005. The higher net interest margin reflects the positive effects from TSFG’s fourth quarter 2005 balance sheet repositioning, an improving earning asset mix/yield, and a greater contribution from noninterest-bearing deposits. In particular, the net interest margin benefited, as earning asset yields increased 43 basis points, as compared to funding costs, which increased only 34 basis points.

In the first quarter of 2006, the loan yield increased 27 basis points, while the total cost of customer deposits increased only 20 basis points. Interest rate spreads for investment securities relative to wholesale borrowing costs continued to narrow. In the first quarter 2006, the investment security yield increased 43 basis points from the prior quarter, while wholesale borrowing costs (including brokered CDs) increased 50 basis points.

Operating Efficiency and Noninterest Expenses

TSFG’s GAAP efficiency ratio totaled 60.4% for first quarter 2006. Its cash operating efficiency ratio was 57.8%, a 316 basis point improvement from the fourth quarter 2005 cash operating efficiency ratio of 60.9%. Cash operating noninterest expense reductions exceeded the decline in operating revenue, leading to positive operating leverage for first quarter 2006. Beginning in the fourth quarter, TSFG increased its focus on noninterest expense management, in light of lower investment securities income and the challenging interest rate environment, and this is reflected in the improved efficiency ratio.

Noninterest expenses for first quarter 2006 totaled $79.8 million, compared with $101.0 million for the fourth quarter 2005. Fourth quarter 2005 noninterest expenses included $10.0 million in employment contract buyouts and a $5.1 million loss on early extinguishment of debt. Excluding these items, intangible amortization, and other non-operating items, cash operating noninterest expenses totaled $77.0 million for first quarter 2006, down $6.0 million from $83.0 million for fourth quarter 2005.

Lower personnel expense and professional fees accounted for much of the decrease. Personnel expense declined $3.0 million, largely from lower incentive compensation accruals and savings associated with branch staffing analyses and fourth quarter 2005 employment contracts buyouts, which were identified as part of TSFG’s profitability enhancement project. This improvement more than offset the $838,000 increase from stock option expense as TSFG adopted a new accounting pronouncement effective January 1, 2006. Professional fees declined $1.3 million, due to the elimination one-time costs incurred in the fourth quarter 2005 and lower internal audit co-sourcing costs.

Credit Quality

The nonperforming asset and net charge-off ratios continued to improve in first quarter 2006, reaching their best levels since 2000. As a percent of loans held for investment and foreclosed property, nonperforming assets improved to 0.46% at March 31, 2006 from 0.47% last quarter-end and 0.58% a year earlier. Annualized first quarter 2006 net loan charge-offs improved to 0.29% of average loans held for investment from the previous quarter’s 0.38% and 0.45% in first quarter 2005.

The first quarter 2006 provision for credit losses exceeded net loan charge-offs by $3.1 million, or 1.46 times. The allowance for credit losses at March 31, 2006 was 1.16% of loans held for investment, the same as the previous quarter-end and down from 1.18% at March 31, 2005. First quarter 2006 allowance coverage of nonperforming loans totaled 3.11 times, compared with 3.24 times a quarter earlier and 2.48 times a year earlier.

Capital

Tangible shareholders’ equity at March 31, 2006 totaled $792.8 million, or $10.58 per share, representing 5.80% of tangible assets. This compares with $795.1 million, or $10.64 per share, representing 5.83% of tangible assets at December 31, 2005.

Tangible equity per share decreased 2.3% linked-quarter annualized during this period, due to an increase in the after-tax unrealized loss on available for sale securities to $66.1 million at March 31, 2006 from $46.4 million at December 31, 2005 partially offset by earnings for the first quarter of 2006. Excluding the impact of the unrealized loss on available for sale securities, TSFG’s tangible equity to tangible assets ratio improved to 6.24% at March 31, 2006 from 6.14% at December 31, 2005.

Conference Call / Webcast Information

The South Financial Group will host a conference call on Tuesday, April 18th at 9:00 a.m. (ET) to discuss the first quarter 2006 results. Additional material information, including forward-looking statements such as trends and projections, may be discussed during the presentation. For supplemental financial information, please refer to the Form 8-K filed by TSFG with the Securities and Exchange Commission on April 17, 2006 or visit the Investor Relations section of its website under the financial information button. To participate in the conference call or webcast, please follow the instructions listed below.

Conference Call: Please call 1-888-405-5393 or 1-517-645-6236 using the access code “The South.” A 7-day rebroadcast of the call will be available via 1-866-513-1228 or 1-203-369-1971.

Webcast: To gain access to the webcast, which will be “listen-only,” please go to www.thesouthgroup.com under the Investor Relations tab and click on the link “Webcast/The South Financial Group 1st Quarter Earnings Conference Call.” For those unable to participate during the live webcast, it will be archived on The South Financial Group website until May 2, 2006.

General Information

The South Financial Group, the largest publicly-traded bank holding company headquartered in South Carolina, ranks among the top 50 U.S. commercial bank holding companies in total assets. At March 31, 2006, it had approximately $14.4 billion in total assets and 172 branch offices in Florida, North Carolina, and South Carolina. TSFG focuses on fast-growing banking markets in the Southeast and concentrates its growth in metropolitan statistical areas. TSFG operates through two subsidiary banks: Carolina First Bank, operating in North Carolina, South Carolina, and on the Internet under the brand name, Bank CaroLine; and Mercantile Bank, operating in Florida. At March 31, 2006, approximately 48% of TSFG’s total customer deposits were in South Carolina, 39% were in Florida, and 13% were in North Carolina. The South Financial Group’s common stock trades on the Nasdaq National Market under the symbol TSFG. Press releases along with additional information may also be found at The South Financial Group’s website: www.thesouthgroup.com.

Explanation of TSFG’s Use of Certain Unaudited Non-GAAP Financial Measures and Forward-Looking Statements

This press release contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP net income, operating earnings (which exclude gains or losses on asset sales, changes in fair value of certain interest rate swaps, merger-related costs, early extinguishment of debt, impairment charges, employment contract buyouts, and other non-operating expenses), and certain measures excluding or including the net cash settlement of certain interest rate swaps. In addition, TSFG provides data eliminating intangibles and related amortization in order to present data on a “cash operating basis.”

TSFG’s management uses these non-GAAP measures in its analysis of TSFG’s performance and believes presentations of financial measures on an operating basis provide useful supplemental information, a clearer understanding of TSFG’s financial performance, and better reflect TSFG’s core operating activities. Management utilizes operating earnings in the calculation of certain of TSFG’s ratios, in particular, to analyze on a consistent basis and over a longer period of time the performance of which it considers to be its core operating activities. TSFG believes the non-GAAP measures enhance investors’ understanding of TSFG’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of others in the financial services industry.

The limitations associated with utilizing operating measures and cash basis information are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. Management compensates for these limitations by providing detailed reconciliations between GAAP information and operating measures. These disclosures should not be considered an alternative to GAAP.

This news release contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that are provided to assist in the understanding of anticipated future financial performance. These statements (as well as other forward-looking statements that may be made by management in the related conference call) include but are not limited to, descriptions of management's plans, objectives or goals for future operations, and predictions, forecasts or other statements about future operations. They also include such items as return goals, loan growth, customer deposit growth, expected financial results for acquisitions, factors that will affect credit quality and the net interest margin, the effectiveness of its hedging strategies, the risks and effects of changes in interest rates, effects of future economic conditions, performance following TSFG’s balance sheet repositioning, and market performance. However, such statements necessarily involve risks and uncertainties and there are a number of factors – many of which are beyond TSFG’s control -- that could cause the actual conditions, events, or results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from TSFG’s actual results, please refer to TSFG’s filings with the Securities and Exchange Commission. The South Financial Group undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

CONTACT:

Mary M. Gentry, SVP – Investor Relations (864) 421-1068

Timothy K. Schools, Chief Financial Officer (864) 255-8980

***END***

THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(dollars in thousands, except share data) (unaudited)

	Three Months Ended			% Change 3/31/06 vs.
	3/31/06	12/31/05	3/31/05	(Annualized) 12/31/05	3/31/05
TOTAL REVENUE (1)
GAAP	$132,232	$79,973	$111,520	265.0%	18.6%
Operating (2)	133,358	136,262	128,110	(8.6)	4.1

EARNINGS
GAAP earnings (loss)	$27,807	$(16,397)	$22,416	n/m %	24.0%
Operating earnings	27,757	26,837	32,667	13.9	(15.0)
Cash operating earnings	29,201	28,485	33,877	10.2	(13.8)

DILUTED SHARE DATA
Average common shares outstanding	75,339,283	75,485,436	73,021,005	(0.8)%	3.2%
GAAP earnings (loss)	$0.37	$(0.22)	$0.31	n/m	19.4
Operating earnings	0.37	0.36	0.45	11.3	(17.8)
Cash operating earnings	0.39	0.38	0.46	10.7	(15.2)

PERFORMANCE RATIOS (Annualized)
RETURN ON AVERAGE ASSETS:
GAAP earnings (loss)	0.78%	(0.44)%	0.64%
Operating earnings	0.78	0.72	0.93
Cash operating earnings on average tangible assets	0.87	0.80	1.00

RETURN ON AVERAGE EQUITY:
GAAP earnings (loss)	7.56	(4.34)	6.52
Operating earnings	7.55	7.11	9.50
Cash operating earnings on average tangible equity	14.80	14.05	17.53

NET INTEREST MARGIN:
Tax equivalent	3.31	3.16	3.13
Including net cash settlement of certain interest rate swaps (3)	3.31	3.15	3.28

NONINTEREST INCOME (LOSS) AS A %
OF TOTAL REVENUE(4):
GAAP	22.17	(31.21)	11.90
Operating (2)	21.48	21.72	22.27
Operating, excluding net cash settlement of certain interest
rate swaps (5)	21.48	21.93	18.58

EFFICIENCY RATIOS (6):
GAAP	60.37	126.26	59.64
Operating (2)	59.42	62.64	52.29
Cash operating (2)	57.76	60.92	50.88

CREDIT
Net charge-offs as a % of average loans
held for investment (annualized):	0.29	0.38	0.45

(1)	The sum of net interest income and noninterest income.
(2)	Total revenue, noninterest income as a % of total revenue, and the efficiency ratio, on an operating basis, are calculated using tax-equivalent net interest income and exclude non-operating items. The cash operating efficiency ratio also excludes amortization of intangibles.
(3)	Calculated as tax-equivalent net interest income plus net cash settlement on certain interest rate swaps divided by average earning assets, annualized.
(4)	Calculated as noninterest income, divided by the sum of net interest income and noninterest income.
(5)	Calculated as operating noninterest income excluding the net cash settlement of certain interest rate swaps divided by operating revenues.
(6)	Calculated as noninterest expenses, divided by the sum of net interest income and noninterest income.

Supplemental financial information may be found in the Investor Relations section of TSFG's web site: www.thesouthgroup.com.

Financial Highlights, 1

THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(dollars in thousands, except share data) (unaudited)

	Three Months Ended			% Change 3/31/06 vs.
	3/31/06	12/31/05	3/31/05	(Annualized) 12/31/05	3/31/05
INCOME STATEMENT
Interest income (tax-equivalent)	$207,168	$206,142	$171,575	2.0%	20.7%
Interest expense	102,455	99,479	72,000	12.1	42.3
Net interest income (tax-equivalent)	104,713	106,663	99,575	(7.4)	5.2
Less: tax-equivalent adjustment	1,801	1,730	1,326	16.6	35.8
Net interest income	102,912	104,933	98,249	(7.8)	4.7
Provision for credit losses	9,911	10,833	10,962	(34.5)	(9.6)
Net interest income after provision for credit losses	93,001	94,100	87,287	(4.7)	6.5

NONINTEREST INCOME (LOSS):
Customer fee income	14,218	14,456	10,923	(6.7)	30.2
Wealth management income	7,124	6,743	4,141	22.9	72.0
Mortgage banking income	1,884	1,720	1,487	38.7	26.7
Bank-owned life insurance	2,819	3,253	2,761	(54.1)	2.1
Merchant processing income	2,686	2,202	2,038	89.1	31.8
(Loss) gain on trading and certain derivative activities (1)	(1,125)	(610)	904	(342.4)	(224.4)
Net cash settlement of certain interest rate swaps (2)	--	(288)	4,737	405.6	(100.0)
Other	1,039	2,123	1,544	(207.1)	(32.7)
Operating noninterest income (noninterest income,
excluding non-operating items)	28,645	29,599	28,535	(13.1)	0.4
Change in fair value of interest rate swaps (2)	--	(2,106)	(17,209)	n/m	n/m
(Loss) gain on sale of available for sale securities	(183)	(52,677)	234	n/m	n/m
Gain on equity investments	858	224	1,711	n/m	n/m
Non-operating noninterest income (loss)	675	(54,559)	(15,264)	n/m	n/m
Total noninterest income (loss)	29,320	(24,960)	13,271	882.0	120.9

NONINTEREST EXPENSES:
Personnel expense	40,485	43,454	33,638	(27.7)	20.4
Occupancy	7,313	7,455	6,099	(7.7)	19.9
Furniture and equipment	5,952	5,966	5,533	(1.0)	7.6
Professional services	5,779	7,124	4,436	(76.6)	30.3
Advertising and business development	2,506	2,277	1,909	40.8	31.3
Merchant processing expense	2,165	1,773	1,632	89.7	32.7
Telecommunications	1,418	1,559	1,326	(36.7)	6.9
Amortization of intangibles	2,207	2,354	1,806	(25.3)	22.2
Other	11,411	13,398	10,608	(60.1)	7.6
Operating noninterest expenses (noninterest
expenses, excluding non-operating items)	79,236	85,360	66,987	(29.1)	18.3
Employment contract buyouts (reversals)	598	9,998	(37)	n/m	n/m
Merger-related costs	--	529	305	n/m	n/m
Charitable contribution to foundation	--	--	683	n/m	n/m
Loss (gain) on early extinguishment of debt	--	5,086	(1,428)	n/m	n/m
Non-operating noninterest expenses	598	15,613	(477)	n/m	n/m
Total noninterest expenses	79,834	100,973	66,510	(84.9)	20.0
Income (loss) before income taxes and discontinued operations	42,487	(31,833)	34,048	n/m	24.8
Income tax expense (benefit)	14,680	(15,436)	11,236	n/m	30.7
Discontinued operations, net of income tax	--	--	(396)	n/m	n/m
Net income (loss)	$27,807	$(16,397)	$22,416	n/m %	24.0%

SHARE DATA:
Net income (loss) per common share, basic	$0.37	$(0.22)	$0.31	n/m %	19.4%
Net income (loss) per common share, diluted	0.37	(0.22)	0.31	n/m	19.4
Cash dividends declared per common share	0.17	0.17	0.16	--	6.3
Average common shares outstanding, basic	74,685,192	74,453,225	71,376,085	1.3	4.6
Average common shares outstanding, diluted	75,339,283	75,485,436	73,021,005	(0.8)	3.2

(1)	Includes any ineffectiveness on derivatives qualifying for hedge accounting and the fair value adjustments and net cash settlements on all derivatives not qualifying for hedge accounting.
(2)	Relates to derivatives originally documented under the short-cut method. All of these derivatives were either terminated or redesignated as hedges under the long-haul method during fourth quarter 2005.

Financial Highlights, 2

THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(dollars in thousands, except share data) (unaudited)

				% Change 3/31/06 vs.
	3/31/06	12/31/05	3/31/05	(Annualized) 12/31/05	3/31/05
BALANCE SHEET (Period End)
Cash and due from banks	$249,324	$341,195	$219,968	(109.2)%	13.3%
Interest-bearing bank balances	10,406	21,510	5,793	(209.4)	79.6
Securities	3,040,082	3,159,617	4,833,811	(15.3)	(37.1)
Loans held for sale	23,536	37,171	23,958	(148.8)	(1.8)
Loans held for investment	9,720,891	9,439,395	8,398,360	12.1	15.7
Allowance for loan losses	(111,219)	(107,767)	(97,989)	13.0	13.5
Net loans held for investment	9,609,672	9,331,628	8,300,371	12.1	15.8
Premises and equipment, net	203,953	193,574	178,044	21.7	14.6
Intangible assets	691,328	691,758	611,921	(0.3)	13.0
Other assets	533,624	542,832	526,514	(6.9)	1.4
Total assets	$14,361,925	$14,319,285	$14,700,380	1.2%	(2.3)%

Noninterest-bearing deposits	$1,536,796	$1,512,508	$1,290,427	6.5%	19.1%
Interest-bearing customer deposits (1)	6,240,115	6,383,248	5,532,028	(9.1)	12.8
Total customer deposits (1)	7,776,911	7,895,756	6,822,455	(6.1)	14.0
Brokered deposits	1,401,771	1,338,681	1,352,515	19.1	3.6
Total deposits	9,178,682	9,234,437	8,174,970	(2.4)	12.3
Federal funds purchased and
repurchase agreements	1,534,680	1,421,301	1,724,813	32.4	(11.0)
Other short-term borrowings	36,356	53,064	36,312	(127.7)	0.1
Long-term debt	1,911,929	1,922,151	3,211,887	(2.2)	(40.5)
Other liabilities	216,173	201,425	188,195	29.7	14.9
Total liabilities	12,877,820	12,832,378	13,336,177	1.4	(3.4)
Shareholders' equity	1,484,105	1,486,907	1,364,203	(0.8)	8.8
Total liabilities and shareholders' equity	$14,361,925	$14,319,285	$14,700,380	1.2%	(2.3)%

Securities as a percentage of total assets	21.2%	22.1%	32.9%
Wholesale borrowings as a percentage
of total assets (2)	34.0	33.1	43.0

BALANCE SHEET (Averages - Three Months Ended)
Total assets	$14,367,256	$14,854,460	$14,302,030	(13.3)%	0.5%
Intangible assets	(691,262)	(693,016)	(610,914)	(1.0)	13.2
Tangible assets	13,675,994	14,161,444	13,691,116	(13.9)	(0.1)

Loans	9,630,573	9,392,454	8,283,500	10.3	16.3
Securities (3)	3,187,325	3,947,099	4,592,887	(78.1)	(30.6)
Total earning assets	12,839,407	13,395,486	12,906,414	(16.8)	(0.5)
Interest-bearing liabilities	11,199,815	11,707,125	11,545,582	(17.6)	(3.0)
Total deposits	9,130,484	9,163,599	7,968,408	(1.5)	14.6

Shareholders' equity	1,491,408	1,497,231	1,394,839	(1.6)	6.9
Intangible assets	(691,262)	(693,016)	(610,914)	(1.0)	13.2
Tangible equity	800,146	804,215	783,925	(2.1)	2.1

(1)	Customer deposits include total deposits less brokered deposits.
(2)	Wholesale borrowings include borrowings and brokered deposits.
(3)	The average balances for investment securities exclude the unrealized loss recorded for available for sale securities.

Financial Highlights, 3

THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(dollars in thousands, except share data) (unaudited)

							% Change 3/31/06 vs.
	3/31/06		12/31/05		3/31/05		(Annualized) 12/31/05	3/31/05
CREDIT QUALITY
Nonperforming loans (1)	$35,722		$33,255		$39,563			(9.7)%
Foreclosed property (other real estate owned
and personal property repossessions)	9,323		10,722		9,416			(1.0)
Nonperforming assets	$45,045		$43,977		$48,979			(8.0)
Nonperforming loans as a % of loans held for
investment	0.37%		0.35%		0.47%
Nonperforming assets as a % of loans held for
investment and foreclosed property	0.46		0.47		0.58
Allowance for loan losses	$111,219		$107,767		$97,989
Allowance for credit losses (2)	$112,454		$109,350		$98,690
Allowance for loan losses as a % of loans HFI	1.14		1.14		1.17
Allowance for credit losses as a % of loans HFI (2)	1.16		1.16		1.18
Allowance for loan losses to nonperforming loans	3.11	x	3.24	x	2.48	x
Impaired loans (1)	$22,055		$16,911		$25,654			(14.0)
Specific allowance for impaired loans	4,904		4,336		5,247			(6.5)
Loans past due 90 days or more (mortgage and
consumer with interest accruing)	2,369		4,548		1,816			30.5
Net loan charge-offs (three months ended)	6,807		8,864		9,190			(25.9)
Average loans held for investment (three months
ended)	9,606,556		9,342,761		8,263,252
Net loan charge-offs as a % of average loans held
for investment (three months ended, annualized)	0.29%		0.38%		0.45%

CAPITAL RATIOS
Total risk-based capital	10.36		10.45		10.77
Tier 1 risk-based capital	8.82		8.86		9.17
Leverage ratio	7.47		7.07		7.16
Tangible equity to tangible assets	5.80		5.83		5.34

SHARE DATA
Book value per common share	$19.81		$19.90		$19.01		(1.8)%	4.2%
Tangible book value per common share	10.58		10.64		10.48		(2.3)	1.0
Shares outstanding	74,907,489		74,721,461		71,757,924		1.0	4.4

STOCK PERFORMANCE
Market price per share of common stock	$26.15		$27.54		$30.54		(20.5)%	(14.4)%
Indicated annual dividend	0.68		0.68		0.64		--	6.3
Dividend yield	2.60%		2.47%		2.10%
Price/book ratio	1.32	x	1.38	x	1.61	x
Market capitalization	$1,958,831		$2,057,829		$2,191,487		(19.5)	(10.6)

OPERATIONS DATA
Branch offices	172		172		155		--%	11.0%
ATMs	167		167		146		--	14.4
Employees (full-time equivalent)	2,526		2,607		2,336		(12.6)	8.1
Active internet banking customers	93,973		75,674		72,991		98.1	28.7

(1)	At March 31, 2006, December 31, 2005 and March 31, 2005, these credit quality indicators (nonperforming loans and impaired loans) included $693,000, $1.9 million, and $6.7 million, respectively, in restructured loans.
(2)	Effective December 31, 2005, the reserve for unfunded lending commitments was reclassified from the allowance for loan losses to other liabilities. The allowance for credit losses is the sum of the allowance for loan losses and the reserve for unfunded lending commitments. The provision for credit losses is the sum of the provision for loan losses and the provision for unfunded lending commitments. Amounts presented for prior periods have been reclassified to conform to the current presentation.

Financial Highlights, 4

THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(dollars in thousands, except share data) (unaudited)

	Three Months Ended			% Change 3/31/06 vs.
	3/31/06	12/31/05	3/31/05	(Annualized) 12/31/05	3/31/05
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
NET INCOME (LOSS), AS REPORTED (GAAP)	$27,807	$(16,397)	$22,416	n/m %	24.0%
Discontinued operations, net of income tax	--	--	396
Add: Income tax expense (benefit)	14,680	(15,436)	11,236
Income (loss) before income taxes and discontinued
operations	42,487	(31,833)	34,048	n/m	24.8
Non-operating items:
Change in fair value of interest rate swaps	--	2,106	17,209
Loss (gain) on sale of available for sale securities	183	52,677	(234)
Gain on equity investments	(858)	(224)	(1,711)
Employment contract buyouts (reversals)	598	9,998	(37)
Merger-related costs	--	529	305
Charitable contribution to foundation	--	--	683
Loss (gain) on early extinguishment of debt	--	5,086	(1,428)
PRE-TAX OPERATING EARNINGS (income before taxes and
discontinued operations, excluding
non-operating items)	42,410	38,339	48,835	43.1	(13.2)
Related income taxes	14,653	11,502	16,168
OPERATING EARNINGS (net income, excluding
non-operating items)	27,757	26,837	32,667	13.9	(15.0)
Add: Amortization of intangibles, net of income tax	1,444	1,648	1,210
CASH OPERATING EARNINGS (net income, excluding
non-operating items and amortization of intangibles)	$29,201	$28,485	$33,877	10.2	(13.8)

NET INTEREST INCOME, AS REPORTED (GAAP)	$102,912	$104,933	$98,249
Add: Tax-equivalent adjustment	1,801	1,730	1,326
Add: Net cash settlement of certain interest
rate swaps (1)	--	(288)	4,737
Net interest income (tax equivalent), including net
cash settlement of certain interest rate swaps (1)	$104,713	$106,375	$104,312	(6.3)	0.4

OPERATING NONINTEREST INCOME (see page 2)	$28,645	$29,599	$28,535
Less: Net cash settlement of certain interest
rate swaps (1)	--	288	(4,737)
Operating noninterest income, excluding net cash
settlement of certain interest rate swaps (1)	$28,645	$29,887	$23,798	(16.9)	20.4

(1)	Relates to derivatives originally documented under the short-cut method. All of these derivatives were either terminated or redesignated as hedges under the long-haul method during fourth quarter 2005. TSFG is presenting prior periods to be comparable to these current classifications under hedge accounting. Accordingly, TSFG has presented these non-GAAP measures classifying the net cash settlement for these certain derivatives in net interest income instead of noninterest income.

Supplemental financial information may be found in the Investor Relations section of TSFG's web site: www.thesouthgroup.com.

Financial Highlights, 5